Dated May 25, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Re-opening of SGD 2.960% due May 18, 2012

Issuer:	General Electric Capital Corporation
Ratings:	Aaa by Moodys / AAA by Standard & Poors
Trade Date:	May 25, 2007
Settlement Date (Issue Date):	June 7, 2007
Maturity Date:	May 18, 2012
Principal Amount in Specified Currency:	SGD 120,000,000
Equivalent Principal Amount in U.S. Dollars:	US$ 78,462,142.02 (based on the exchange rate of USD 1.00 =SGD 1.5294)
Re-opening Price to Public (Issue Price):	100.34% plus accrued interest from and including May 18, 2007 to but excluding June 7, 2007
Agents Commission:	0.150%
All-in Price:	100.19%
Accrued Interest:	SGD 194,630.14
Net Proceeds to Issuer:	SGD 120,422,630.14
5yr Mid-Swap Rate:	2.85% (Reuters Page PYSGD)
Spread to Mid-Swap Rate:	Plus 0.035%
Benchmark Government Bond:	SIGB 2.625% April 2012
Benchmark Government Yield:	2.415% (Semi-Annual)

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Filed Pursuant to Rule 433
Dated May 25, 2007
Registration Statement No. 333-132807

Spread to Benchmark:	Plus 0.47%
Re-Offer Yield:	2.885%
Interest Rate Per Annum:	2.96%
Interest Payment Dates:	Semi-Annually on each May 18 and November 18 of each year, commencing on November 18, 2007 and ending on the Maturity Date
Day Count Convention:	Act/365F (Fixed), Unadjusted
Denominations:	SGD 200,000 with increments of SGD 100,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
Business Days:	New York, London & Singapore
Business Day Convention:	Following Business Day
Application for Listing:	None
Plan of Distribution:

The Notes are being purchased by Barclays Bank PLC, Singapore Branch (the "Underwriter"), as principal, at the Issue Price of 100.340% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Clearance and Settlement:	Euroclear and Clearstream, Luxembourg only
ISIN:	XS0300064374

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Filed Pursuant to Rule 433
Dated May 25, 2007
Registration Statement No. 333-132807

Additional Information:

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of SGD 130,000,000 principal amount of Fixed Rate Notes due May 18, 2012 as described in the Issuers pricing supplement number 4608 dated May 3, 2007.

The Company.

At March 31, 2007, the Company had outstanding indebtedness totaling $443.274 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2007, excluding subordinated notes payable after one year, was equal to $438.374 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2002	2003	2004	2005	2006	March 31, 2007
1.43	1.77	1.87	1.70	1.64	1.48

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Filed Pursuant to Rule 433
Dated May 25, 2007
Registration Statement No. 333-132807

Additional Selling Restriction:

Singapore

Each of the Prospectus, the Supplemental Prospectus and the Pricing Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly the Prospectus, the Supplemental Prospectus and the Pricing Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

    a corporation (which is not an accredited investor (as defined in section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

    shares, debentures and units of shares and debentures of that corporation or the beneficiaries rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

          to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

          where no consideration is or will be given for the transfer; or

          where the transfer is by operation of law.

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Filed Pursuant to Rule 433
Dated May 25, 2007
Registration Statement No. 333-132807

As the sole dealer in respect of the Notes is Barclays Bank PLC, Singapore Branch, a Financial Sector Incentive (Bond Market) Company (as defined in the Income Tax Act, Chapter 134 of Singapore ("ITA")), the Notes are "qualifying debt securities" for the purposes of the ITA, subject to certain conditions being met. Accordingly, subject to certain conditions having been fulfilled (including the furnishing by the Issuer, or such other person as the Comptroller of Income Tax in Singapore (the "Comptroller") may direct, of a return on debt securities with respect to the Notes to the Comptroller and the Monetary Authority of Singapore within such period as the Comptroller may specify and such other particulars in connection with the Notes as the Comptroller may require and certain other conditions), interest on the Notes derived by any company or body of persons (as defined in the ITA) in Singapore is subject to Singapore tax at a concessionary rate of 10 per cent.

Any person whose interest derived from the Notes is not exempt from tax is required under the ITA to include such interest in a return of income made under the ITA.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC, Singapore Branch at 212.412.7606/+65 6308 3313 or Investor Communications of the issuer at 1-203-357-3950.